UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2025

Akari Therapeutics, Plc

(Exact name of Registrant as Specified in Its Charter)

England and Wales	001-36288	98-1034922
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Jackson Street, Suite 3300 Tampa, FL	33602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (929) 274-7510

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 2000 Ordinary Shares	AKTX	The Nasdaq Stock Market LLC
Ordinary Shares, par value $0.0001 per share*		The Nasdaq Stock Market LLC

*Trading, but only in connection with the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

On October 22, 2025, the board of directors (the “Board”) of Akari Therapeutics, plc (the “Company”), appointed Kameel Farag to serve as the Company’s interim Chief Financial Officer, effective immediately. Mr. Farag will succeed the Company’s current Chief Financial Officer, Torsten Hombeck, whose departure the Company previously reported. Mr. Farag will serve as interim Chief Financial Officer until the qualification and appointment of his successor.

Mr. Farag, 47, is a biotech and global finance executive with extensive experience in scaling companies through transformational growth. He concurrently serves as a director of Biovie Inc. (NASDAQ: BIVI) and a member of their audit committee. Prior to joining the Company, he was Chief Financial Officer, Treasurer, and Head of Compliance at Aspen Neuroscience, Inc. from 2021 to 2025 where he oversaw tripling the company’s headcount, secured over $150 million in financing, built manufacturing infrastructure and prepared the company for clinical data and a potential future public offering. Prior to that, he served as Senior Vice President, Finance at Ionis Pharmaceuticals from 2018 to 2021. In addition, Mr. Farag spent over 16 years at Amgen Inc. in a variety of finance and operational roles including Chief Financial Officer of Amgen’s Intercontinental Region from 2013 to 2018 and as its Head of International FP&A and Interim International Chief Financial Officer from 2009 to 2013. Mr. Farag holds a BA from the University of California, Santa Barbara.

In connection with Mr. Farag’s appointment, the Company entered into a Consulting Agreement with Mr. Farag and KDF Ventures LLC (the “Consulting Agreement”). Through the end of 2025, the Consulting Agreement provides for a monthly fee of $18,000 in cash plus $12,000 in RSUs, vesting at the end of each month. Starting January 1, 2026 through to February 15, 2026, the monthly fee will increase to $27,000 in cash plus $13,000 in RSUs, vesting at the end of each month. Further, in connection with certain capital raises by the Company, KDF Ventures shall be entitled to compensation payable in cash and RSUs based on a percentage of total gross proceeds, subject to maximum limits and depending on when the capital raise is completed. The Consulting Agreement provides for a term end date of February 16, 2026 and is extendable on a month-to-month basis at the Company’s discretion.

There are no arrangements or understandings between Mr. Farag and any other persons pursuant to which he was appointed as interim Chief Financial Officer. There are no family relationships between Mr. Farag and the executive officers or directors of the Company, and there are no other transactions involving the Company and Mr. Farag that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Consulting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement, dated as of October 20, 2025, by and between the Company, Kameel Farag and KDF Ventures LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akari Therapeutics, Plc

Date:	October 23, 2025	By:	/s/ Abizer Gaslightwala
		Name:	Abizer Gaslightwala
		Title:	President and Chief Executive Officer